                                                                      Exhibit 99

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                               -------------------

                                    FORM 11-K

                               -------------------


                                  ANNUAL REPORT

                        PURSUANT TO SECTION 15 (d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                              --------------------


                   For the fiscal year ended December 31, 2000


                              ---------------------



                           Commission File No. 1-14066


                Savings Plan of Southern Peru Copper Corporation
                         and Participating Subsidiaries


                        Southern Peru Copper Corporation
                              1150 North 7th Avenue
                           Tucson, Arizona 85705-0746

SAVINGS PLAN OF SOUTHERN PERU COPPER CORPORATION
AND PARTICIPATING SUBSIDIARIES



INDEX

                                                                       Page
                                                                      Number
                                                                      ------

Report of Independent Public Accountants                               B25

Statements of Net Assets Available for Benefits as of
   December 31, 1999, and Net Assets In Liquidation as
   of December 31, 2000                                                B26

Statement of Changes in Net Assets In Liquidation
  for the Year Ended December 31, 2000                                 B27

Notes to Financial Statements                                        B28-B33

Supplemental Schedule:
Schedule of Assets Held at End of Year                                 B34


Consent of Independent Public Accountants                              B35

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Plan Administrator of the Savings Plan of Southern Peru Copper Corporation and Participating Subsidiaries:

We have audited the accompanying statements of net assets in liquidation of the Savings Plan of Southern Peru Copper Corporation and Participating Subsidiaries (the "Plan") as of December 31, 2000, and the related statement of changes in net assets in liquidation for the year ended December 31, 2000. In addition, we have audited the statement of net assets available for benefits of the Plan as of December 31, 1999. These financial statements and the schedules referred to below are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As described in Note 2 to the accompanying financial statements, the Board of Directors of Southern Peru Copper Corporation approved a plan of termination of the Savings Plan of Southern Peru Copper Corporation and Participating Subsidiaries on May 9, 2000. As a result, the Plan has changed its basis of accounting for periods subsequent to December 31, 1999 from a going-concern to a liquidation basis.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets in liquidation of the Plan as of December 31, 2000, the net assets available for benefit of the Plan as of December 31, 1999, and the changes in its net assets in liquidation for the year ended December 31, 2000, in conformity with accounting principles generally accepted in the United States applied on the bases described in the preceding paragraph.

Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of Assets Held at end of year is presented for purposes of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

Arthur Andersen LLP



New York, New York
June 22, 2001

SAVINGS PLAN OF SOUTHERN PERU COPPER CORPORATION
AND PARTICIPATING SUBSIDIARIES

Statements of Net Assets Available for Benefits as of December 31, 1999, and Net Assets In
Liquidation as of December 31, 2000


                                                     2000           1999
                                                  ----------     ----------
ASSETS:

Investments, at fair value                        $2,123,560     $3,999,045
                                                  ----------     ----------
NET ASSETS AVAILABLE FOR PLAN BENEFITS
  AND IN LIQUIDATION                              $2,123,560     $3,999,045
                                                  ==========     ==========

The accompanying notes are an integral part of these financial statements.




                                      B26

SAVINGS PLAN OF SOUTHERN PERU COPPER CORPORATION
AND PARTICIPATING SUBSIDIARIES

Statement of Changes in Net Assets In Liquidation
For The Year Ended December 31, 2000

Additions
Investment income:
  Interest and dividend income, investments                       $  184,546
  Interest income, participant loans                                     748
                                                                  ----------
                                                                     185,294
                                                                  ----------
Contributions:
  Employer                                                            22,668
  Participants                                                        64,430
                                                                  ----------
                                                                      87,098
                                                                  ----------
           Total additions                                           272,392
                                                                  ----------
Deductions
  Payment of benefits                                              1,788,408
  Net depreciation in fair value of investments                      357,610
  Other deductions                                                     1,859
                                                                  ----------
           Total deductions                                        2,147,877
                                                                  ----------
Net decrease                                                       1,875,485

  Net assets available for plan benefits, beginning of period      3,999,045
                                                                  ----------
  Net assets in liquidation, end of period                        $2,123,560
                                                                  ==========


The accompanying notes are an integral part of this financial statement.



                                      B27

SAVINGS PLAN OF SOUTHERN PERU COPPER CORPORATION
AND PARTICIPATING SUBSIDIARIES

Notes to the Financial Statements
December 31, 2000 and 1999


1. PLAN DESCRIPTION

The following description of the Savings Plan of Southern Peru Copper Corporation and Participating Subsidiaries (the "Plan") provides only general information. Reference should be made to the Plan document for a complete description of the Plan and Plan amendments, including eligibility requirements and vesting provisions.

GENERAL

Effective June 1, 1985, Southern Peru Copper Corporation (the "Company") established the Plan, which has been amended thereafter. The Plan is a defined contribution plan and is administered by the Administrative Committee in accordance with authority delegated by the Board of Directors. The Plan is designed to provide a method of savings by eligible employees for their retirement and other needs.

On May 9, 2000, the Board of Directors of the Company approved the termination of the Plan, and the taking of any action, including amending the Plan and giving notice to participants, to implement the termination.

CONTRIBUTIONS

An employee becomes eligible to participate in the Plan, after the completion of 30 days service. Each eligible employee wishing to participate in the Plan must elect to authorize pre-tax and/or post-tax contributions (the "contributions") by payroll deduction. Contributions are stated in whole percentages of 1% to 12% of the participant's earnings, as defined, or a specified dollar amount. A participant may elect to increase, decrease or suspend the contributions on the first day of any month. The Internal Revenue Code of 1986 (the "Code"), as amended, limited the maximum amount an employee may contribute on a pre-tax basis to $10,500 in 2000 and $10,000 in 1999.

Participants are 100% vested in their contributions and earnings therein.

Matching Company Contribution - Effective January 1, 1998, the Company matches the first 6% of a participant's monthly contribution at a rate of 50%. The matching contribution may be made in cash or Company common stock. Company contributions for the year ended December 31, 2000 consisted of cash in the amount of $22,668.

The Company is not obligated to make a contribution during any period in which it has no accumulated retained earnings. The Company's contributions are subject to all legal restrictions, which may apply, including Sections 401 and 415 of the Code, which limit the annual contributions to an employee's account.

LOANS

The Plan provides for loans to participants who have participated in the Plan for at least one year, subject to certain limitations. The maximum loan allowed to each participant is limited to the lesser of 50% of the total value of the participant's account, or $50,000 reduced by the highest outstanding plan loan balance to such participant during the prior twelve-month period ending on the day before the date the loan is made.

A participant's loan is repayable within a maximum of five years or immediately upon termination of employment, if sooner. Interest is currently accrued at the prime rate, which was in existence on the first day of the month in which the loan was issued. Loans are collateralized by a lien on the participant's interest in the Plan. Loan repayments are made through payroll withholdings from the participant's earnings. A participant may pre-pay a loan at any time without penalty.


                                      B28

SAVINGS PLAN OF SOUTHERN PERU COPPER CORPORATION
AND PARTICIPATING SUBSIDIARIES

Notes to the Financial Statements
December 31, 2000 and 1999


2. SIGNIFICANT PLAN AMENDMENTS

On May 1, 1997, the Plan was amended, effective January 1, 1998, to appoint the Vanguard Fiduciary Trust Company ("Vanguard") as the Trustee, Investment Manager and Recordkeeper of the Plan, modify the Plan year end to be December 31, permit employees to contribute on an after-tax basis, include non-U.S. expatriates as eligible employees, require the Company matching contribution to be invested in a Southern Peru Copper Corporation Common Stock Fund which was created and change the definition of compensation used for purposes of contributions to include only base salary.

On November 4, 1997, the Plan was further amended, effective January 1, 1998, to change the eligibility waiting period from six months of service to 30 days of service and permit plan entry on the first day of any month, permit only one loan at a time, include a one year participation eligibility requirement for purposes of initiating a loan, provide for the transferability of the Company matching contributions for participants who attain age 64, remove existing hardship withdrawals subject to certain suspension penalties, revise the distribution provisions to grandfather the Joint and Survivor Annuity Option and frequency of installment payments for participants with account balances as of December 31, 1997, require the immediate distribution of account balances under $5,000, permit participants with account balances in excess of $5,000 to elect a distribution at any time prior to age 65, and provide for the payment of administrative expenses by the Company with the exception of expenses pertaining to loan administration, which shall be charged to participants with outstanding loan balances. The Plan was also amended to be in accordance with the Small Business Job Protection Act of 1996.

Effective January 1, 1998, the Plan name was amended from the Southern Peru Copper Corporation 401(k) Savings Plan to the Savings Plan of Southern Peru Copper Corporation and Participating Subsidiaries.

On May 9, 2000, the Board of Directors of the Company approved the termination of the Plan, and the taking of any action, including amending the Plan and giving notice to participants, to implement the termination. In connection with the termination of the Plan, the Company is awaiting a final letter of determination from the Internal Revenue Service to proceed with the distribution of assets to the Plan participants.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

INVESTMENT VALUATION

The Plan's investments are stated at fair value. Units of registered investment companies are valued at quoted market prices which represent the net asset value of shares held by the Plan at year-end. The Southern Peru Common Stock Fund is valued at its year-end closing price (comprised of year-end market price plus uninvested cash position). Participant loans are valued at cost which approximates fair value.

BASIS OF ACCOUNTING

The financial statements of the Plan are prepared under the accrual method of accounting. The financial statements have changed its basis of accounting for periods subsequent to December 31, 1999 from a going-concern to a liquidation basis.

INVESTMENT TRANSACTIONS AND INVESTMENT INCOME

Transactions are accounted for on a trade-date basis. Average cost is the basis used in the determination of gains or losses on sales of securities. Dividend income is recorded at the ex-dividend (stockholder date of record) date. Interest income from participant loans is recorded as earned.


                                      B29

SAVINGS PLAN OF SOUTHERN PERU COPPER CORPORATION
AND PARTICIPATING SUBSIDIARIES

Notes to the Financial Statements
December 31, 2000 and 1999


Net appreciation (depreciation) in the fair value of the Plan's investments, as shown in the Statement of Changes in Net Assets Available for Benefits, consists of realized gains (losses) and unrealized appreciation (depreciation) on those investments.

PAYMENT OF BENEFITS

Benefits are recorded when paid.

PLAN EXPENSES

The Company pays all administrative expenses of the Plan. The Company also pays the fees of consultants, auditors and counsel, and transfer taxes on shares of Southern Peru Copper Corporation Common Stock distributed to Plan participants or their beneficiaries, with the exception of loan administrative fees, which are charged to participants. Investment fees related to Vanguard funds and all other taxes, brokerage commissions and any other expenses directly relating to the investment of the Trust Fund are paid from assets of the plan.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of investment income and deductions during the reporting period. Actual results could differ from those estimates.

RISKS AND UNCERTAINTIES

The plan provides for investment options in various mutual funds. Investment securities are exposed to various risks, such as interest rate, market and credit. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in risks in near term would materially affect participants' account balances and the amounts reported in the Statement of Net Assets Available for Benefits and the participants are advised to read a Vanguard prospectus or the Plan's summary plan description before investing in any fund.

4. INVESTMENT FUNDS

Effective January 1, 1998, Vanguard became the investment manager and participant recordkeeper for all investment funds of the Plan. Vanguard is also the trustee of all of the funds.

Upon enrollment in the Plan, participants directed their elected contributions to be invested in one or more of the following funds in multiples of 5%:

      o Vanguard Index 500 Fund - A fund invested in all of the stocks included in the Standard & Poor's 500 Composite Index (the "Index") in approximately the same proportions as they are represented in the Index. At December 31, 2000, the number of Plan participants who held an interest in this fund was 34.


                                      B30

SAVINGS PLAN OF SOUTHERN PERU COPPER CORPORATION
AND PARTICIPATING SUBSIDIARIES

Notes to the Financial Statements
December 31, 2000 and 1999


      o Vanguard Prime Money Market Fund - A fund invested in a portfolio of high quality money market instruments with maturities of one year or less. At December 31, 2000, the number of Plan participants who held an interest in this fund was 7.

      o Vanguard Short-Term Treasury Fund - A fund invested primarily in short-term U.S. Treasury securities with an average maturity of two to three years. At December 31, 2000, the number of Plan participants who held an interest in this fund was 5.

      o Vanguard Wellington Fund - A fund invested in bonds and common stocks. The bonds are held for relative stability of income and principal, while the common stocks are held for potential growth of capital and income. At December 31, 2000, the number of Plan participants who held an interest in this fund was 22.

      o Vanguard Extended Market Index Fund - A fund which provides investment results that correspond to the aggregate price and yield performance of the Wilshire 4500 Index. The Wilshire 4500 Index consists of over 4,500 U.S. common stocks (primarily medium and small capitalization stocks) that are not included in the Standard & Poor's 500 Composite Stock Price Index. At December 31, 2000, the number of Plan participants who held an interest in this fund was 14.

      o Vanguard U.S. Growth Fund - A fund invested primarily in a diversified portfolio of common stocks with above-average growth potential. At December 31, 2000, the number of Plan participants who held an interest in this fund was 25.

      o Vanguard Windsor II Fund - A fund invested in common stocks to provide capital appreciation and dividend income. At December 31, 2000, the number of Plan participants who held an interest in this fund was 25.

      o SPCC Common Stock Fund - A fund that invest exclusively in Southern Peru Copper Corporation common stock with a small amount of short-term reserves invested in the Vanguard Money Market Reserves Prime Portfolio to allow for timely responsiveness to Plan transactions. At December 31, 2000, the number of Plan participants who held an interest in this fund was 41.

      o Vanguard Total Bond Money Market Index Fund - A fund that holds a combination of securities which, taken together, are expected to perform similarly to the Lehman Brothers Aggregate Bond Index. At December 31, 2000, the number of Plan participants who held an interest in this fund was 10.

      o Vanguard International Growth Fund - The fund invests in stocks of high-quality, seasoned companies based outside the United States. It includes stocks with records of exceptional growth from more than 15 countries (including Japan, the United Kingdom, the Netherlands, Switzerland and Germany.) At December 31, 2000, the number of Plan participants who held an interest in this fund was 14.



                                      B31

SAVINGS PLAN OF SOUTHERN PERU COPPER CORPORATION
AND PARTICIPATING SUBSIDIARIES

Notes to the Financial Statements
December 31, 2000 and 1999


      The Plan also maintains the following fund:

      o Loan Fund - A fund designed to facilitate the recordkeeping and other administrative functions relating to loans made to participants based on their account balances (See Note 1).

Vanguard as recordkeeper maintains individual account records reflecting each participant's net interest in each fund of the Plan in which such participant invests. Participant's net interest in each fund of the Plan is represented by units of participation. The following schedule shows the number of units of investments that represent 5 percent or more of the Plan's net assets:


                                                             December 31, 2000                  December 31, 1999
                                                       ------------------------------     -------------------------------
                                                                          Investment                         Investment
                                                         Number of         at Fair          Number of         at Fair
                                                           Units            Value             Units            Value
                                                       --------------    ------------     --------------   --------------

SPCC Common Stock Fund                                      20,759          $202,811           40,610          $461,988

Vanguard 500 Index Fund                                      3,620           411,172            6,060           820,124

Vanguard International Growth Fund                          10,036           189,370           13,012           292,634

Vanguard Wellington Fund                                     9,163           258,499           16,433           459,470

Vanguard Windsor II Fund                                    12,015           326,805           20,573           513,719

Vanguard U.S. Growth Fund                                   13,417           370,966           19,320           841,012

Vanguard Extended Market Index Fund                          5,033           133,981            6,317           234,177


----------

During 2000, the Plan's investments (including gain and losses on investments bought and sold, as well as held during the year) depreciated in value by $357,610 as follows:

           Common stock                           $ (67,496)
           U.S. government securities                 1,284
           Mutual Funds                            (291,398)
                                                 ------------
                                                  $(357,610)
                                                 ============
5. RELATED PARTY TRANSACTIONS

The Plan invests in shares of mutual funds managed by an affiliate of Vanguard. Vanguard acts as trustee for only those investments as defined by the Plan. Transactions in such investments qualify as party-in-interest transactions, which are exempt from the prohibited transaction rules.



                                      B32

SAVINGS PLAN OF SOUTHERN PERU COPPER CORPORATION
AND PARTICIPATING SUBSIDIARIES

Notes to the Financial Statements
December 31, 2000 and 1999


6. TAX STATUS

The Plan, as amended through August 13, 1990, received a favorable determination letter from the Internal Revenue Service ("IRS") that it is a qualified plan and trust under Section 401(a) of the Code and, thus, exempt from federal income taxes under provisions of Section 501(a) of the Code. The Plan has been amended since receiving the determination letter. However, the Plan administrator and the Plan's tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the Code.

7. TERMINATION PRIORITIES

On May 9, 2000, the Board of Directors of Southern Peru Copper Corporation approved the termination of the Plan. In the event of termination or partial termination of the Plan, participants will receive the fair value of their account as of the date of such termination or partial termination.






                                      B33

SAVINGS PLAN OF SOUTHERN PERU COPPER CORPORATION
AND PARTICIPATING SUBSIDIARIES

Plan EIN: 13-3849074

Schedule of Assets Held at End of Year


                                                                   Market
 Identity of Issue or Borrower                       Cost          Value
 -----------------------------                    ----------     ----------

 Vanguard 500 Index Fund*                         $  375,673     $  441,172

 SPCC Common Stock Fund*                             198,872        202,811

 Vanguard Prime Money Market Fund*                    50,876         50,876

 Vanguard Short-Term U.S. Treasury Fund*              51,177         51,276

 Vanguard Wellington Fund*                           270,406        258,499

 Vanguard Extended Market Index Fund*                154,071        133,981

 Vanguard U.S. Growth Fund*                          425,405        370,966

 Vanguard Windsor II Fund*                           338,341        326,805

 Vanguard Total Bond Money Market Index Fund*         96,471         95,088

 Vanguard International Growth Fund*                 191,246        189,370

 Participant Loans* (Interest rate of 8.25%)          2,716          2,716
                                                  ----------     ----------
 TOTAL INVESTMENTS                                $2,155,254     $2,123,560
                                                  ==========     ==========


*Parties-in-interest.



                                      B34